EXHIBIT 21

SUBSIDIARIES OF THE STRIDE RITE CORPORATION

The subsidiaries of the Registrant, all of which are wholly owned by the Registrant, are listed below:

Place of Incorporation
Stride Rite Children’s Group, Inc.	Massachusetts
Stride Rite International Corp.	Massachusetts
Stride Rite Sourcing International, Inc.	Massachusetts
Sperry Top-Sider, Inc.	Massachusetts
The Keds Corporation	Massachusetts
SR/Ecom, Inc.	Massachusetts
Tommy Hilfiger Footwear, Inc.	Massachusetts
Stride Rite Investment Corporation	Massachusetts
SRR, Inc.	Delaware
SR Holdings Inc.	Delaware
SRL, Inc.	Delaware
Stride Rite Canada Limited	Canada
Stride Rite de Mexico, S.A. de C.V.	Mexico

E-10